UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2009

Tree.com, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11115 Rushmore Drive, Charlotte, NC	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 541-5351

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

As described in Item 2.03 below, on December 18, 2009, Home Loan Center, Inc. (“HLC”), a subsidiary of Tree.com, Inc. (the “Registrant”), entered into an amendment to its existing $50.0 million committed warehouse line of credit with PNC Bank, National Association (as successor to National City Bank).  The information set forth below under Item 2.03 is hereby incorporated by reference into this Item 1.01.

Item 2.03.              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 18, 2009, HLC entered into an amendment to its existing $50.0 million committed warehouse line of credit with PNC Bank, National Association (as successor to National City Bank).  The amendment to the warehouse line is to be effective as of December 29, 2009 and extends the termination date from December 29, 2009 to April 30, 2010.

The total commitment under this warehouse line will be (i) $50.0 million through January 14, 2010, (ii) $40.0 million from January 15, 2010 through February 14, 2010 and (iii) $35.0 million from and after February 15, 2010.  No advances under the warehouse line may be requested or funded after March 31, 2010.  The amendment increases the applicable interest rate on borrowings to 30-day LIBOR plus 250 basis points.  The amendment does not modify any of the material financial or other covenants applicable to this warehouse line.

Item 9.01.              Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description

10.1

Third Amendment to Warehousing Credit Agreement, made and entered into as of December 18, 2009, and to be effective as of December 29, 2009, by and among Home Loan Center, Inc. d/b/a LendingTree Loans, PNC Bank, National Association (successor to National City Bank) and PNC Bank, National Association (successor to National City Bank), in its capacity as Agent for the Banks (as defined therein).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 23, 2009

TREE.COM, INC.

By:	/S/ MATTHEW PACKEY
Matthew Packey Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1

Third Amendment to Warehousing Credit Agreement, made and entered into as of December 18, 2009, and to be effective as of December 29, 2009, by and among Home Loan Center, Inc. d/b/a LendingTree Loans, PNC Bank, National Association (successor to National City Bank) and PNC Bank, National Association (successor to National City Bank), in its capacity as Agent for the Banks (as defined therein).